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                                                                     EXHIBIT 4.2

                             CABOT INDUSTRIAL TRUST

                              ARTICLES OF AMENDMENT

         CABOT INDUSTRIAL TRUST, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Trust hereby amends its Declaration of Trust as currently in effect by:

               (a)  deleting the final sentence of the first paragraph of
                    Article 5, Section 1 therefrom in its entirety;

               (b) deleting Article 5, Section 3 therefrom in its entirety and inserting in lieu thereof the following:

                    "The resignation, removal or death of any or all of the Trustees shall not terminate the Trust or affect its continuity. During a vacancy, the remaining Trustee or Trustees may exercise the powers of the Board hereunder. Any vacancy on the Board for any cause, including by an increase in the number of Trustees or the resignation or removal of any Trustee, shall be filled by a majority of the remaining Trustees, even if less than a quorum, or by a sole remaining Trustee. Any Trustee elected to fill a vacancy as provided herein shall hold office until the next annual meeting of shareholders. A Trustee elected at an annual meeting of shareholders to fill a vacancy shall have the same remaining term as that of his or her predecessor."; and

               (c)  deleting Article 5, Section 11 therefrom in its entirety.

         SECOND: The amendment to the Declaration of Trust of the Trust as set forth above has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

         THIRD: The undersigned Chief Executive Officer of the Trust acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters and facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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                  IN WITNESS WHEREOF, the Trust has caused these Articles to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 31st day of January, 2002.

ATTEST:                                  CABOT INDUSTRIAL TRUST

/s/ Susan McClintock                     By: /s/ Timothy B. Keith
--------------------                        --------------------
Susan McClintock                             Timothy B. Keith
Assistant Secretary                          Chief Executive Officer